Exhibit 1


     SALE AND ASSIGNMENT AGREEMENT dated as of October 21, 1996 between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Seller") and WARBURG, PINCUS INVESTORS, L.P. ("Buyer").

         1. Subject to the terms and conditions hereof, on the Closing Date (as defined below), Seller hereby agrees to sell, transfer and assign to Buyer, without recourse, representation or warranty of any kind except as set forth herein, and Buyer hereby agrees to purchase from Seller, the Securities for an aggregate purchase price equal to $23,318,034.72 (the "Purchase Price"). For purposes of this Agreement, "Securities" means (a) $5,000,000 Principal Amount Amended and Restated Revolving Credit Note due November 1, 1999; (b) $6,500,000 Amended and Restated 9.90% Senior Note due November 1, 1998; (c) $3,500,000 Principal Amount Amended and Restated 9.90% Senior Note due November 1, 1998;
(d) $10,900,834.33 Principal Amount Amended and Restated 10.65% Subordinated Payment-In-Kind Note due November 1, 2001; (e) $1,520,058.79 Principal Amount 11.65% Subordinated Payment-in-Kind Note, due November 1, 2001; (f) $723,517.03 Principal Amount 11.65% Subordinated Payment-In-Kind Note due November 1, 2001;
(g) 130,233 Shares of Junior Convertible Preferred Stock; (h) Restated Stock Subscription Warrant No. 16 to Subscribe for 200,000 Shares of Common Stock; and
(i) New Stock Subscription Warrant No. 17 to Subscribe for 150,000 Shares of Common Stock, all of Grubb & Ellis Company (the "Company") issued pursuant to
(i) that certain Senior Note, the Subordinated Note and Revolving Credit Note Agreement between the Company and Seller, dated as of November 2, 1992, as amended from time to time (the "Note Agreement") and (ii) that certain Securities Purchase Agreement between the Company and Seller, dated as of November 2, 1992 (the "Securities Purchase Agreement").

         2. The purchase and sale of the Securities will take place on October 22, 1996 or such later date as the parties hereto shall mutually agree (the "Closing Date") and on the Closing Date Seller will deliver the Securities to Buyer, together with duly executed bond or stock powers, as applicable, payable to the order of Buyer and an incumbency certificate, against payment of (a) $19,739,109.72 in immediately available funds to Seller's account number 890-0304-391 at Bank of New York, New York, N.Y., ABA number 021-000-018 and (b) $3,578,925 in immediately available funds to Seller's account number 890-0304-944 at Bank of New York, New York, N.Y., ABA number 021-000-018.

         3. Seller hereby represents and warrants as of the date hereof and as of the Closing Date that: (a) Neither Seller nor anyone acting on its behalf has offered the Securities or any of them by means of any general solicitation or general advertising and neither Seller nor anyone acting on its behalf has taken any action which would subject the sale of the Securities to Buyer to the registration provisions of Section 5 of the Securities Act of 1933, as amended (the "Act"); (b) Seller has provided Buyer with a true, correct and complete copy of the Securities, the Note Agreement and the Securities Purchase Agreement; (c) Seller is the sole legal, record and beneficial owner of the Securities with good title thereto free and clear of any liens, claims, options or other encumbrances; (d) Seller has full power, authority and legal right to sell the Securities; (e) Seller has been the sole beneficial owner of the Securities since their respective dates of issuance; (f) the $3,500,000 Principal Amount 9.90% Senior Note constitutes an asset of a pooled separate account of Seller (the "Separate Account") subject to the prohibited transaction rules in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and (g) following execution by Buyer of a letter in the form attached hereto as Exhibit A, Seller has provided Buyer with a list of sponsors of employee benefit plans that participate in the Separate Account to the extent of 10% or more (the "10% Plans"). Seller further represents and warrants that as of the date hereof, and after giving effect to the sale of the Securities to Buyer as contemplated herein, it holds for its own account the following securities of the Company: (a) 19,767 shares of Junior Convertible Preferred Stock and (b) 397,549 shares of Common Stock, par value $.01 per share.

         4. As of the date hereof and as of the Closing Date, Buyer hereby (a) acknowledges that the Securities have not been registered under the Act or the securities or blue sky laws of any jurisdiction and agrees that it is not acquiring the Securities with a view to sale or distribution in violation of applicable securities laws; (b) confirms that Buyer has received a copy of the Note Agreement, the Securities Purchase Agreement and the Securities, and such other documents and information which Buyer has deemed necessary and appropriate to make its own credit analysis and decision to purchase the Securities, and has independently and without reliance on Seller, other than reliance upon the representations, warranties and covenants of the Seller made herein, made its own analysis and decision to enter into this Agreement and to purchase the Securities; (c) represents and warrants that (i) in the normal course of its business it invests in securities and is familiar with the terms of securities with characteristics similar to the Securities and by reason of its business and financial experience possesses such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the risks and merits of an investment in the Securities; (ii) on the Closing Date, after giving effect to the purchase contemplated hereby, Buyer will not be a party-in-interest to any of the 10% Plans; and (iii) neither it nor any of its affiliates is currently, and none of them has been at any time during the twelve month period immediately preceding the date hereof, engaged in substantive discussions with any party (other than the Company, with respect to the option agreement referred to in paragraph 8(a) below, or Seller) with respect to either
(x) a sale of the Company or substantially all of its assets, or (y) a sale of all or a part of the securities of the Company held by Buyer (including Securities purchased hereunder), nor does Buyer have any present intention to engage in any such transaction. Buyer further confirms that it has obtained a representation from the Company for the benefit of Seller in substantially the form attached hereto as Exhibit B.

         5. Seller hereby agrees that if Buyer exercises its right to convert all of its holdings of the Company's preferred stock to shares of the Company's common stock, Seller will (promptly upon receipt of written notice that Buyer has effected such conversion) exercise its right to convert the shares of the Company's Junior Convertible Preferred Stock held by it (the "Retained Preferred Shares") to shares of the Company's common stock in accordance with the provisions of the Company's Certificate of Incorporation governing such conversion as in effect on the date hereof. Seller further agrees (a) that the provisions of this paragraph 5 shall (i) be binding on any transferee of the Retained Preferred Shares and (ii) be specifically enforceable against Seller and (b) that Seller shall cause any such transferee to agree that this paragraph 5 shall be specifically enforceable against it.

         6. Seller hereby agrees that it will record the Purchase Price on its books and records as follows: $1,000 of the Purchase Price will be allocated to the sale of the Securities referred to in subparagraphs 1(g) - (i) hereof, and the balance will be allocated to the sale of the Securities referred to in subparagraphs 1(a) - (f).

         7. Seller and Buyer hereby acknowledge that each of them may possess material non-public information with respect to the Company not known to the other, and each agrees to hold the other harmless with respect to any such information.

         8. The obligations of the parties under this Agreement are subject to the satisfaction of the following conditions: (a) the Company and Buyer shall have executed an option agreement with respect to the Securities in substantially the form attached hereto as Exhibit C; and (b) there shall have been executed by the parties hereto an amendment to that certain Stockholders Agreement, dated as of January 29, 1993, as heretofore amended, among the Company, Seller, Buyer and Joe F. Hanauer, terminating Seller's obligations thereunder and pursuant to which Seller releases all of its rights under such agreement.

         9. Each party hereto shall execute and deliver all further documents or instruments reasonably requested by the other party in order to effect the intent and purposes of this Agreement and obtain the full benefit of this Agreement.

         10. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CONFLICTS OF LAWS PROVISIONS THEREOF AND SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF BUYER AND SELLER AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

         11. This Agreement, together with the letter referred to in paragraph 3(g) hereof, constitutes the complete agreement of the parties with respect to the subject matter hereof, and supersedes all prior communications and agreements of the parties with respect thereto, all of which have become merged and integrated into this Agreement. This Agreement cannot be amended, modified or waived, except by a writing executed by each of the parties hereto.

         12. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                        THE PRUDENTIAL INSURANCE COMPANY
                                        OF AMERICA


                                        By:    /S/ STEPHEN R. HAECKEL
                                           Name:  Stephen R. Haeckel
                                           Title:  Vice President

                                        WARBURG, PINCUS INVESTORS, L.P.
                                        By:  Warburg, Pincus & Co.
                                             its General Partner


                                        By:  /S/ JOHN D. SANTOLERI
                                          Name:  John D. Santoleri
                                          Title:  Partner

                                                            Exhibit A

                         Warburg, Pincus Investors, L.P.
                              466 Lexington Avenue
                            New York, N.Y. 10017-3147


                                                  October 15, 1996


The Prudential Insurance Company
  of America
Four Gateway Center
100 Mulberry Street
Newark, New Jersey  07102-4069

Attention:  Deborah G. Shulevitz

Re:      $3,500,000 Principal Amount 9.90% Senior Note of Grubb &
         Ellis Company due November 1, 1998 (the "Note")

Ladies and Gentlemen:

     We refer to the proposed purchase of the Note by Warburg, Pincus Investors, L.P. from The Prudential Insurance Company of America ("Prudential").

     We understand that the Note constitutes an asset of a separate account maintained by Prudential and that, in order to permit us to conclude that the proposed purchase will not involve any "prohibited transaction" under the Employee Retirement Income Security Act of 1974, as amended, Prudential will disclose to us the names of certain employee benefit plans participating to the extent of 10% or more in such separate account. In order to induce Prudential to make such disclosure, we agree that any such information disclosed to us (i) will be held by us in strict confidence and will not be disclosed by us to anyone other than our employees and legal counsel and (ii) will be used by us and our legal counsel solely for the purpose of determining whether the proposed purchase would involve such a "prohibited transaction."

                                     Very truly yours,
                                     WARBURG PINCUS INVESTORS, L.P.
                                     By:  Warburg, Pincus & Co.,
                                          its General Partner


                                     By:/S/ JOHN D. SANTOLERI
                                            Partner

                                                            Exhibit B

                                  Grubb & Ellis

                                               October ___, 1996


The Prudential Insurance
  Company of America
Four Gateway Center
100 Mulberry Street
Newark, New Jersey  07102

Gentlemen:

     Please be advised that Grubb & Ellis Company (the "Company") is not currently, nor has it been at any time during the twelve month period immediately preceding the date of the Sale and Assignment Agreement dated as of October __, 1996, between The Prudential Insurance Company of America and Warburg, Pincus Investors, L.P., engaged in substantive discussions with any party with respect to a sale of all or substantially all of the Company or its assets, nor does the Company have any present intention to engage in any such transaction.

                                         Very truly yours,

                                         GRUBB & ELLIS COMPANY


                                         By:/S/ JOE F. HANAUER
                                                Joe F. Hanauer
                                                Chairman


                                         By:/S/ NEIL YOUNG
                                                Neil Young
                                                President & CEO